PROSPECTUS SUPPLEMENT	FILED PURSUANT TO RULE 424(B)(5) REGISTRATION NO. 333-198097
(To Prospectus Dated November 28, 2014)

$1,500,000,000 2.375% Notes Due 2027

Interest payable on May 24 and November 24 of each year, commencing November 24, 2017.

The Notes will mature on May 24, 2027. The EIB will not have the right to redeem the Notes before their scheduled maturity.

Application has been made for the Notes to be admitted to the official list of and to trading on the Bourse de Luxembourg, which is the regulated market of the Luxembourg Stock Exchange.

PRICE OF THE NOTES 98.918% AND ACCRUED INTEREST, IF ANY

	Price to Public	Underwriters Discounts and Commissions	Proceeds to the EIB
Per Note	98.918%	0.175%	98.743%
Total	$1,483,770,000	$2,625,000	$1,481,145,000

The United States Securities and Exchange Commission, state securities regulators, the Luxembourg Stock Exchange or any foreign governmental agencies have not approved or disapproved these Notes, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Underwriters below expect to deliver the Notes to purchasers in book-entry form only, through The Depository Trust Company (“DTC”), on May 24, 2017.

Barclays	BofA Merrill Lynch	Citigroup	Goldman Sachs International

May 17, 2017

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus supplement and the accompanying prospectus. We are offering to sell Notes and making offers to buy Notes only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of the date of this prospectus supplement, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or any sale of the Notes.

The information set forth herein, except the information appearing under the heading “Underwriters”, is stated on the authority of the President of the EIB, acting in his duly authorized official capacity as President.

If we use a capitalized term in this prospectus supplement and do not define the term in this document, it is defined in the accompanying prospectus.

The Notes are offered globally for sale in those jurisdictions in the United States, Canada, Europe, Asia and elsewhere where it is lawful to make offers. See “Underwriters”.

This prospectus supplement and the accompanying prospectus include particulars given in compliance with the rules governing admission of securities to the official list of and to trading on the Bourse de Luxembourg, which is the regulated market of the Luxembourg Stock Exchange, for the purpose of giving information with regard to the EIB.  This prospectus supplement and the accompanying prospectus do not constitute a “prospectus supplement” or “prospectus”, respectively, within the meaning of the Luxembourg law of July 10, 2005 (as amended) on securities prospectuses.  The EIB accepts full responsibility for the accuracy of the information contained in this prospectus supplement and the accompanying prospectus and confirms, having made all reasonable inquiries, that to the best of its knowledge and belief there are no other facts the omission of which would make any statement herein or in the prospectus misleading in any material respect.

We cannot guarantee that listing will be obtained on the Luxembourg Stock Exchange. Inquiries regarding our listing status on the Luxembourg Stock Exchange should be directed to our Luxembourg listing agent, Banque Internationale à Luxembourg SA, 69, route d’Esch, L-2953 Luxembourg.

The distribution of this prospectus supplement and prospectus and the offering of the Notes in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus supplement and the prospectus come should inform themselves about and observe any such restrictions. This prospectus supplement and the prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. See “Underwriters”.

WHERE YOU CAN FIND MORE INFORMATION

The registration statement, including the attached exhibits and schedules, contains additional relevant information about the Notes. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this prospectus.

In addition, we file reports and other information with the SEC under the U.S. Securities Exchange Act of 1934, as amended. You may read and copy this information at the following location of the SEC:
Public Reference Room
100 F Street, N.E.
Washington, D.C. 20549

You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. All filings made after December 15, 2002 are also available online through the SEC’s EDGAR electronic filing system.  Access to EDGAR can be found on the SEC’s website, at http://www.sec.gov.

The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is superseded by information that is included directly in this document or in incorporated documents of a later date.

This prospectus supplement incorporates by reference the documents listed below that the EIB previously filed with the SEC. They contain important information about us. All other documents which the EIB previously filed with the SEC, including those listed under the heading “Where You Can Find More Information” in the accompanying prospectus, have been superseded by these documents.

FILINGS

Annual Reports on Form 18-K	●	For the fiscal year ended December 31, 2016, as filed with the SEC on April 27, 2017 (File No. 001-05001)
	●	For the fiscal year ended December 31, 2015, as filed with the SEC on April 28, 2016 (File No. 001-05001)
Amendments on Form 18-K/A	●	Amendment No. 1 to the Annual Report on Form 18-K/A for the fiscal year ended December 31, 2015, as filed with the SEC on May 18, 2016 (File No. 001-05001)
	●	Amendment No. 2 to the Annual Report on Form 18-K/A for the fiscal year ended December 31, 2015, as filed with the SEC on August 1, 2016 (File No. 001-05001)
	●	Amendment No. 3 to the Annual Report on Form 18-K/A for the fiscal year ended December 31, 2015, as filed with the SEC on August 30, 2016 (File No. 001-05001)
	●	Amendment No. 4 to the Annual Report on Form 18-K/A for the fiscal year ended December 31, 2015, as filed with the SEC on October 25, 2016 (File No. 001-05001)
	●	Amendment No. 6 to the Annual Report on Form 18-K/A for the fiscal year ended December 31, 2015, as filed with the SEC on January 12, 2017 (File No. 001-05001)

●	Amendment No. 7 to the Annual Report on Form 18-K/A for the fiscal year ended December 31, 2015, as filed with the SEC on February 14, 2017 (File No. 001-05001)
●	Amendment No. 8 to the Annual Report on Form 18-K/A for the fiscal year ended December 31, 2015, as filed with the SEC on March 14, 2017 (File No. 001-05001)

The EIB incorporates by reference its Annual Reports filed on Form 18-K, as well as any subsequent amendments thereto filed on Form 18-K/A. Furthermore, the EIB incorporates by reference any other future filings made with the SEC to the extent such filings indicate that they are intended to be incorporated by reference.

You can obtain any of the documents incorporated by reference in this document through us, or from the SEC. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents incorporated by reference in this prospectus supplement, by requesting them in writing or by telephone from us at the following address and telephone number:

Capital Markets Department
European Investment Bank
98-100, Boulevard Konrad Adenauer
L-2950 Luxembourg,
Grand Duchy of Luxembourg
 Telephone: (352) 4379-1

If you request any incorporated documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request. This prospectus supplement and the accompanying prospectus will be published on the website of the Luxembourg Stock Exchange at http://www.bourse.lu.

SUMMARY OF THE OFFERING

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus supplement and the prospectus.

Issuer	European Investment Bank.

Securities Offered	$1,500,000,000 principal amount of 2.375% Notes Due 2027.

Maturity Date	May 24, 2027.

Interest Payment Dates	May 24 and November 24 of each year, commencing November 24, 2017.

Interest Rate	2.375% per annum.

Redemption	The Notes are not subject to redemption prior to maturity.

Markets	The Notes are offered for sale in those jurisdictions in the United States, Canada, Europe, Asia and elsewhere where it is legal to make such offers. See “Underwriters”.

Listing	Application has been made for the Notes to be admitted to the official list of and to trading on the Bourse de Luxembourg, which is the regulated market of the Luxembourg Stock Exchange.

Application of Proceeds	An amount equal to the net proceeds from the sale of the Notes will be used to support lending projects in the fields of renewable energy and energy efficiency. See “Application of Proceeds”.

Form, Registration and Settlement
The Notes will be represented by the Global Note registered in the name of Cede & Co. as nominee for DTC. The Global Note will be deposited with a custodian for DTC. Except as described in this prospectus, beneficial interests in the Global Note will be represented through accounts of financial institutions acting on behalf of the beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the Global Note through DTC, if they are participants in DTC, or indirectly through organizations that are participants in DTC. Owners of beneficial interests in the Global Note will not be entitled to have Notes registered in their names and will not receive or be entitled to receive physical delivery of definitive Notes in bearer form. Initial settlement for the Notes will be made in immediately available funds in dollars. See “Description of Securities—Book-Entry System”.

Withholding Tax
The EIB has been advised that under current United States tax law payments of principal of and interest on the Notes may generally be made by the EIB without withholding or deduction for United States withholding taxes. For further details with respect to this and relevant European tax measures, see under the heading “Taxation” in the accompanying prospectus.

APPLICATION OF PROCEEDS

The European Union and its long-term financing institution, the EIB, have made climate change mitigation and adaptation a policy priority. The EIB supports the European Union's goal of low-carbon and climate-resilient growth within and outside the European Union.

Within its climate action financing framework the EIB strongly supports energy efficiency and renewable energy investments. The EIB thus contributes to the climate change and energy sustainability objectives set out by the European Union.

Lending projects in the fields of renewable energy and energy efficiency include, but are not limited to:

●	renewable energy projects such as wind, hydro, solar and geothermal production; and

●	energy efficiency projects such as district heating, co-generation, building insulation, energy loss reduction in transmission and distribution and equipment replacement.

The net proceeds of $1,481,145,000 from the sale of the Notes will be allocated to a sub-portfolio within EIB's treasury liquidity portfolio. So long as the Notes are outstanding, the balance of the sub-portfolio will be reduced, at the end of each quarter, by amounts matching disbursements made during the quarter to lending projects within the fields of renewable energy and energy efficiency. Pending such disbursement, the sub-portfolio will be invested in money market instruments.

DESCRIPTION OF NOTES

The following description of the particular terms of the Notes offered hereby (referred to in the accompanying prospectus as the “Securities”) supplements, and to the extent, if any, inconsistent therewith replaces, the description of the general terms and provisions to the Securities set forth in the accompanying prospectus to which description reference is hereby made. Such descriptions do not purport to be complete and are qualified in their entirety by reference to the Fiscal Agency Agreement, copies of which are available for inspection at the Fiscal Agent’s office at Citigroup Centre, 25 Canada Square, Canary Wharf, London, E14 5LB, United Kingdom, and to the form of Global Note filed by the EIB with the SEC.

General

The 2.375% Notes due 2027 offered hereby (the “Notes”) will be issued under a fiscal agency agreement dated as of November 28, 2014, as amended and supplemented from time to time (the “Fiscal Agency Agreement”, as described in the accompanying prospectus), between the EIB and Citibank, N.A., London Branch, as fiscal agent (the “Fiscal Agent”). Interest will be paid on the Notes at the rate set forth on the cover page of this prospectus supplement and will be payable May 24 and November 24 of each year (each, an “Interest Payment Date”), with the initial payment on November 24, 2017. The Notes will bear interest from May 24, 2017. The Notes are not subject to any sinking fund or to redemption prior to maturity. Registration or transfer of Notes will be effected without charge to the holders thereof.

If an Interest Payment Date or the maturity date is a day on which banking institutions are authorized or obligated by law to close in New York or in a place of payment, then payment of principal or interest need not be made on that Interest Payment Date or the maturity date. The EIB may make the required payment on the next succeeding day that is not a day on which banking institutions are authorized or obligated by law to close in New York or in the place of payment. The payment will be made with the same force and effect as if made on the Interest Payment Date or maturity date and no additional interest shall accrue for the period from the Interest Payment Date or maturity date to the date of actual payment.

Payment of the principal of and interest on the Notes made at the offices of the Fiscal Agent and any paying agent (a “Paying Agent”) shall be subject in all cases to any fiscal or other laws and regulations applicable thereto. Consequently, neither the EIB nor any Paying Agent will make any additional payment in the event of a withholding tax being required in respect of any payment under or in connection with the Notes. Neither the EIB nor any Paying Agent shall be liable to any holders of the Notes or other person for commissions, costs, losses or expenses in relation to or resulting from such payments. In addition to the Notes, the EIB may issue from time to time other series of Securities under the Fiscal Agency Agreement consisting of notes, bonds, debentures or other unsecured evidences of indebtedness.

The Fiscal Agent will be responsible for:

●	maintaining a record of the aggregate holdings of Notes;

●	ensuring that payments of principal and interest in respect of the Notes received by the Fiscal Agent from the EIB are duly credited to the holders of the Notes; and

●	transmitting to the EIB any notices from the holders of the Notes.

The Notes shall be governed by, and interpreted in accordance with, the laws of the State of New York, except with respect to authorization and execution by the EIB which shall be governed by the Statute of the EIB (the “Statute”) set forth in a Protocol annexed to the Treaty on the Functioning of the European Union, as amended and supplemented from time to time (the “Treaty”).

Payment of Principal and Interest

Interest will be payable to the persons in whose names the Notes are registered at the close of business on the date that is ten calendar days prior to each Interest Payment Date. The principal of and interest on the Notes will be paid in such coin or currency of the United States as at the time of payment is legal tender for the payment of public and private debts. The EIB may change or terminate the designation of paying agents from time to time. Payments of principal and interest at such agencies will be subject to applicable laws and regulations, including any withholding or other taxes, and will be effected by check, or, under certain circumstances, by transfer to an existing United States dollar account maintained by such holder with a bank in New York City. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months unadjusted.

The EIB will redeem the Notes on May 24, 2027 at 100% of the principal amount plus accrued but unpaid interest to date.

The EIB shall have the right at any time to purchase Notes in the open market or otherwise.  Any Notes so purchased may be resold at the EIB’s discretion if not surrendered to the Fiscal Agent for cancellation.

The Fiscal Agent is not a trustee for the holders of the Notes and does not have the same responsibilities or duties to act for such holders as would a trustee.

The Notes will be sold in denominations of $1,000 and integral multiples thereof.

Further Issues

The EIB may from time to time, without notice to or the consent of the holders of the Notes, create and issue further notes ranking pari passu with the Notes in all respects (or in all respects except for the payment of interest accruing prior to the issue date of such further notes or except for the first payment of interest following the issue date of such further notes) and such further notes shall be consolidated and form a single series with the Notes and shall have the same terms as to status, redemption or otherwise as the Notes.

Notices

All notices will be published in English in London in the Financial Times, in New York in The Wall Street Journal (Eastern Edition) and, so long as any of the Notes are listed on the Luxembourg Stock Exchange and the rules of that Exchange so require, on the website of the Luxembourg Stock Exchange at http://www.bourse.lu. If at any time publication in any such newspaper is not practicable, notices will be valid if published in an English language newspaper with general circulation in the respective market regions as determined by the EIB. Any such notice shall be deemed to have been given on the date of such publication or, if published more than once on different dates, on the first date on which publication is made.

Regarding the Fiscal Agent

Citibank, N.A., London Branch will be acting in its capacity as Fiscal Agent through its office located at Citigroup Centre, 25 Canada Square, Canary Wharf, London, E14 5LB, United Kingdom.

UNDERWRITERS

Under the terms and subject to the conditions set forth in the underwriting agreement dated May 17, 2017 (the “Underwriting Agreement”), the underwriters named below (the “Underwriters”) have severally agreed to purchase, and the EIB has agreed to sell to them, severally, the respective principal amount of the Notes set forth opposite their respective names below:

Name	Principal Amount of Notes

Barclays Bank PLC	$375,000,000
Citigroup Global Markets Limited	$375,000,000
Goldman Sachs International	$375,000,000
Merrill Lynch International	$375,000,000
$1,500,000,000

The Underwriting Agreement provides that the obligations of the Underwriters to pay for and accept delivery of the Notes are subject to, among other things, the approval of certain legal matters by their counsel and certain other conditions. The Underwriters are obligated to take and pay for all the Notes if any are taken.

The Underwriters propose initially to offer the Notes to the public at the public offering price set forth on the cover page of this prospectus supplement.

In order to facilitate the offering of the Notes, Goldman Sachs International (or any person acting for it) as lead stabilization agent (the “Lead Stabilization Agent”) may over-allot the Notes or effect transactions with a view to supporting the market price of the Notes at a level higher than that which might otherwise prevail.  However, there is no assurance that the Lead Stabilization Agent (or any person acting for it) will undertake stabilization action.  Any stabilization action may begin on or after the date on which adequate public disclosure of the terms of the offer of the Notes is made and, if begun, may be ended at any time, but it must end no later than the earlier of 30 days after the issue date of the Notes and 60 days after the date of allotment of the Notes. Any stabilization action or over-allotment of the Notes must be conducted by the Lead Stabilization Agent (or any person acting for it) in accordance with all applicable laws and rules.

Certain of the Underwriters and their affiliates engage in transactions with, and perform services for, the EIB in the ordinary course of business and have engaged, and may in the future engage, in commercial banking and investment transactions with the EIB.  In addition, as a result of upfront payments that may be made by certain of the Underwriters in connection with some of the costs incurred by the EIB in relation to issuance of the Notes, the actual net amounts received by such Underwriters may be lower than the Underwriters’ discounts and commissions set forth in this prospectus supplement.

The Notes are offered for sale in those jurisdictions in the United States, Canada, Europe, Asia and elsewhere where it is lawful to make such offers.

Each of the Underwriters has represented and agreed that it and each of its affiliates has not and will not offer, sell or deliver any of the Notes directly or indirectly, or distribute this prospectus supplement or the prospectus or any other offering material relating to the Notes, in or from any jurisdiction except under circumstances that will result in compliance with the applicable laws and regulations thereof and that will not impose any obligations on the EIB except as set forth in the Underwriting Agreement.

In particular, each Underwriter has represented and agreed that:

(i)   it and each of its affiliates has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of any Notes in circumstances in which section 21(1) of the FSMA does not apply to the EIB;

(ii)  it and each of its affiliates has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to any Notes in, from or otherwise involving the United Kingdom;

(iii) the Notes have not been and will not be qualified for sale under the securities laws of Canada or any province or territory thereof;

(iv) it and each of its affiliates has not offered or sold, and will not offer or sell, any Notes, directly or indirectly, in Canada or to, or for the benefit of, any resident thereof, except pursuant to available exemptions from applicable Canadian provincial and territorial laws; and

(v)  the Notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended) (the “FIEA”), and the Notes will not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan, except pursuant to any exemption from the registration requirements of, and otherwise in compliance with, the FIEA and any other applicable laws, regulations and ministerial guidelines of Japan.

Purchasers of the Notes may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the issue price set forth on the cover page hereof.

Expenses associated with this offering are estimated to be $125,000.

The EIB has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the U.S. Securities Act of 1933, as amended.

It is expected that delivery of the Notes will be made against payment therefor on or about May 24, 2017. Trades of securities in the secondary markets generally are required to settle in three business days, referred to as T+3, unless the parties to the trade agree otherwise. Accordingly, by virtue of the fact that the initial delivery of the Notes will not be made on a T+3 basis, investors who wish to trade the Notes before a final settlement will be required to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement.

VALIDITY OF THE NOTES

The validity of the Notes will be passed upon by the EIB, acting through its Legal Directorate, and by Cravath, Swaine & Moore LLP, London, England, U.S. counsel for the EIB, and for the Underwriters by Sullivan & Cromwell LLP, London, England, U.S. counsel to the Underwriters. In rendering their opinions, Cravath, Swaine & Moore LLP and Sullivan & Cromwell LLP will rely as to matters concerning the Treaty and the Statute upon the opinion of the Legal Directorate of the EIB. All statements in this prospectus with respect to the Treaty and the Statute have been passed upon by the EIB, acting through its Legal Directorate.

EXPERTS

The following financial statements of the EIB as of December 31, 2016 and 2015, and for each of the years then ended, have been incorporated by reference herein (such reference being to the EIB’s Annual Reports on Form 18-K for the years ended December 31, 2016 and 2015), in reliance upon the reports of KPMG Luxembourg, Société coopérative (formerly KPMG Luxembourg S.à r.l.), independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing:

(i)
the unconsolidated financial statements of the EIB prepared in accordance with the general principles of the Directive 86/635/EEC of the Council of the European Communities of December 8, 1986 on the annual accounts and consolidated accounts of banks and other financial institutions, as amended by Directive 2001/65/EC of September 27, 2001, by Directive 2003/51/EC of June 18, 2003 and by Directive 2006/46/EC of June 14, 2006 (the “Directives”),

(ii)	the consolidated financial statements of the EIB prepared in accordance with the Directives, and

(iii)	the consolidated financial statements of the EIB prepared under International Financial Reporting Standards as adopted by the European Union.

GENERAL INFORMATION

The following information is required by the rules of the Luxembourg Stock Exchange:

1.    The issuance of the Notes was duly authorized by the EIB pursuant to the authorization of its Board of Directors on December 13, 2016 and in compliance with procedures laid down by its Management Committee.

2.    The Notes have been accepted for clearance through DTC, Euroclear and Clearstream, Luxembourg.  The Global Note has been assigned ISIN No. US298785HM16, CUSIP No. 298785HM1 and Euroclear and Clearstream, Luxembourg Common Code No. 161900338.

3.    Annual reports and press notices will be available on the EIB’s website www.eib.org. Information available on this website is not, and shall not be deemed, incorporated by reference herein and does not form a part of this prospectus supplement or the accompanying prospectus.

Debt Securities

The European Investment Bank from time to time may offer its debt securities denominated in U.S. dollars, in euro, in another currency of any of the member states of the European Union, in Japanese yen, or in other currencies to be determined at the time of sale.  The maximum aggregate principal amount of securities that may be issued is $15,000,000,000, treating any offering of securities in a currency or currencies other than the U.S. dollar as the equivalent in U.S. dollars based on the applicable exchange rate at the date of issue.

The securities will be offered from time to time in amounts and at prices and on terms to be determined at the time of sale and to be set forth in supplements to this prospectus.  The securities will be unconditional, direct and general obligations of the European Investment Bank in accordance with their terms for their payment and performance.

The specific designation, aggregate principal amount and other terms in connection with the offering and sale of each issue of securities will be set forth in a prospectus supplement.  You should read this prospectus and the prospectus supplement carefully.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities to be issued under this prospectus or determined if this prospectus is accurate or adequate.  Any representation to the contrary is a criminal offense.

The date of this prospectus is November 28, 2014.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that the European Investment Bank (the “EIB”) filed with the Securities and Exchange Commission (the “SEC”), under the U.S. Securities Act of 1933, as amended, utilizing a “shelf” registration process.  Under this shelf registration process, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $15,000,000,000 or the equivalent of this amount in foreign currencies.

This prospectus provides you with a general description of the securities we may offer.  Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering.  The prospectus supplement may also add, update or change information contained in this prospectus.  You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information” below before you purchase our securities.

You should rely only on the information provided in this prospectus and in any prospectus supplement including the information incorporated by reference.  We have not authorized anyone to provide you with different or additional information.  We are not offering these securities in any state where the offer is not permitted by law.  You should not assume that the information in this prospectus, or any prospectus supplement, is accurate at any date other than the date indicated on the cover page of those documents.

References in this prospectus to “we”, “our” or “us” are to the EIB.  References to “euro” are to the single currency of the member states of the European Union participating in the third stage of economic and monetary union pursuant to the Treaty as described below under “The European Investment Bank—Introduction”.  References to “U.S. dollars”, “USD”, “U.S. $”, “dollar” or “$” are to the lawful currency of the United States.

WHERE YOU CAN FIND MORE INFORMATION

The registration statement, including the attached exhibits and schedules, contains additional relevant information about the securities.  The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this prospectus.

In addition, we file reports and other information with the SEC under the U.S. Securities Exchange Act of 1934, as amended.  You may read and copy this information at the following location of the SEC:

Public Reference Room
100 F Street, N.E.
Washington, D.C. 20549

You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates.  You may obtain information on the operation of the Public Reference Room by calling the SEC at +1-800-SEC-0330.  All filings made after December 15, 2002 are also available online through the SEC’s EDGAR electronic filing system. Access to EDGAR can be found on the SEC’s website, at http://www.sec.gov.

The SEC allows us to “incorporate by reference” information into this prospectus.  This means that we can disclose important information to you by referring you to another document filed separately with the SEC.  The information incorporated by reference is considered to be a part of this prospectus, except for any information that is superseded by information that is included directly in this document.

This prospectus incorporates by reference the documents listed below that the EIB previously filed with the SEC.  They contain important information about us.

SEC Filings

Annual Reports on Form 18-K	●	For the fiscal year ended December 31, 2013, as filed with the SEC on April 30, 2014 (File No. 001-05001)
	●	For the fiscal year ended December 31, 2012, as filed with the SEC on April 29, 2013 (File No. 001-05001)
Amendments on Form 18-K/A	●	Amendment No. 1 to the Annual Report on Form 18-K/A for the fiscal year ended December 31, 2013, as filed with the SEC on July 31, 2014 (File No. 001-05001)
	●	Amendment No. 1 to the Annual Report on Form 18-K/A for the fiscal year ended December 31, 2012, as filed with the SEC on July 30, 2013 (File No. 001-05001)
	●	Amendment No. 2 to the Annual Report on Form 18-K/A for the fiscal year ended December 31, 2012, as filed with the SEC on February 19, 2014 (File No. 001-05001)

The EIB incorporates by reference its Annual Reports filed on Form 18-K, as well as any subsequent amendments thereto filed on Form 18-K/A.  Furthermore, the EIB incorporates by reference any other future filings made with the SEC to the extent such filings indicate that they are intended to be incorporated by reference.

You can obtain any of the documents incorporated by reference in this document through us, or from the SEC.  Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents incorporated by reference in this prospectus, by requesting them in writing or by telephone from us at the following address and telephone number:

Capital Markets Department
European Investment Bank
98-100, Boulevard Konrad Adenauer
L-2950 Luxembourg,
Grand Duchy of Luxembourg
Telephone: (352) 4379-1

If you request any incorporated documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

FORWARD-LOOKING STATEMENTS

This prospectus and any prospectus supplement and documents incorporated by reference in this prospectus and any prospectus supplement may contain forward-looking statements. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements.  Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.  Forward-looking statements involve inherent risks and uncertainties and actual results may differ materially from those contained in any forward-looking statements.

THE EUROPEAN INVESTMENT BANK

Introduction

The EIB is an autonomous public institution established by the Treaty on the Functioning of the European Union, as amended and supplemented from time to time (the “Treaty”).  The EIB’s capital is subscribed by the member states (the “Member States” and each a “Member State”) of the European Union (the “EU”).  The EIB has never defaulted on the payment of principal of or interest on any security issued by it.  The EIB grants finance, in particular, in the form of loans and guarantees, for investments, utilizing its own capital resources and borrowings on capital markets.  The EIB is situated at 98-100, Boulevard Konrad Adenauer, L-2950 Luxembourg, Grand Duchy of Luxembourg.

Mission

Under the Treaty, the purpose of the EIB is to contribute, mainly by having recourse to the capital markets, to the balanced and steady development of a common market among Member States.  To that end, operating on a non-profit-making basis, the EIB is required by the Treaty to grant loans and give guarantees for projects which develop the less-developed regions of the EU and, where the projects are of such size or nature that they cannot be entirely financed from resources available in the individual Member States, for projects which modernize or develop undertakings or develop new activities, or which are of common interest to several Member States.  In addition, the EIB grants loans and gives guarantees for projects outside the EU, generally within the framework of agreements between the EU and non-member states.

Constitution and Membership

The EIB is separate from the EU institutions and it has its own governing bodies, sources of revenues and financial operations and is solely responsible for its indebtedness.  The EIB is governed by the provisions of the Treaty, the Statute of the EIB, as amended, which is annexed as a protocol to the Treaty (the “Statute”), and the Protocol on the Privileges and Immunities of the European Union (the “Protocol”).

The Treaty establishes the EIB and defines the mission of the EIB.  The Statute sets forth the objectives, structure, capital, membership, financial resources, means of intervention and auditing arrangements of the EIB.  The Protocol gives the EIB a range of privileges and immunities considered necessary for the performance by the EIB of its tasks and other functions.

The members of the EIB are the 28 Member States of the EU and the following table sets out the share of each Member State in the capital of the EIB as of the date of this prospectus:

Country	Subscribed Capital (in EUR)	Uncalled Capital (in EUR)	Called up Capital (in EUR)
Germany	39,195,022,000	35,699,118,050	3,495,903,950
France	39,195,022,000	35,699,118,050	3,495,903,950
Italy	39,195,022,000	35,699,118,050	3,495,903,950
United Kingdom	39,195,022,000	35,699,118,050	3,495,903,950
Spain	23,517,013,500	21,419,470,925	2,097,542,575
Belgium	10,864,587,500	9,895,547,225	969,040,275
Netherlands	10,864,587,500	9,895,547,225	969,040,275
Sweden	7,207,577,000	6,564,714,700	642,862,300
Denmark	5,501,052,500	5,010,399,750	490,652,750
Austria	5,393,232,000	4,912,195,875	481,036,125
Poland	5,017,144,500	4,569,652,475	447,492,025
Finland	3,098,617,500	2,822,243,850	276,373,650
Greece	2,946,995,500	2,684,145,675	262,849,825
Portugal	1,899,171,000	1,729,779,000	169,392,000
Czech Republic	1,851,369,500	1,686,240,975	165,128,525
Hungary	1,751,480,000	1,595,260,900	156,219,100
Ireland	1,375,262,000	1,252,598,750	122,663,250
Romania	1,270,021,000	1,156,744,700	113,276,300
Croatia	891,165,500	811,680,000	79,485,500
Slovakia	630,206,000	573,996,175	56,209,825
Slovenia	585,089,500	532,903,925	52,185,575
Bulgaria	427,869,500	389,706,625	38,162,875
Lithuania	367,127,000	334,381,950	32,745,050
Luxembourg	275,054,500	250,521,650	24,532,850
Cyprus	269,710,500	245,654,325	24,056,175
Latvia	224,048,000	204,064,750	19,983,250
Estonia	173,020,000	157,587,900	15,432,100
Malta	102,665,000	93,508,025	9,156,975
Total	243,284,154,500	221,585,019,550	21,699,134,950

The board of directors of the EIB may require payment of the balance of the subscribed capital, to such extent as may be required by the EIB to meet its obligations.  Each Member State shall make this payment in proportion to its share of the subscribed capital.

Administration

The EIB is directed and managed by a board of governors, a board of directors and a management committee.  The board of governors consists of government ministers, usually ministers of finance, appointed by the Member States.  The board of governors lays down general directives on the credit policy of the EIB and ensures that such directives are implemented.  In addition, the board of governors decides on increases in the subscribed capital and the EIB’s participation in financing operations outside the EU.  Decisions of the board of governors are based on a voting regime ranging from simple majority (representing at least 50% of the subscribed capital) to unanimity.

The board of directors is composed of 29 directors and 19 alternate directors, each appointed by the board of governors on nomination by the Member States and the Commission of the EU.  There are also six non-voting experts co-opted to the board of directors.  Functions of the board of directors include, but are not limited to, the following: (a) taking decisions in respect of granting finance, in particular, in the form of loans and guarantees and borrowings; (b) approving the criteria for the fixing of interest rates; and (c) ensuring that the EIB is managed in accordance with the provisions of the Treaty and the Statute and the general directives laid down by the board of governors.  Decisions of the board of directors are based on a voting regime ranging from one third of its members (representing at least 50% of the subscribed capital) to unanimity.

The management committee consists of the president and vice-presidents appointed for a period of six years by the board of governors on a proposal from the board of directors.  The management committee as the executive body of the EIB is responsible for the day-to-day business of the EIB.  The management committee prepares the decisions of the board of directors, in particular, the decisions on granting finance, in particular, in the form of loans and guarantees, and it ensures that such decisions are implemented.

Legal Status

The EIB has a legal personality and possesses in each Member State the most extensive legal capacity accorded to legal persons under the laws of each such Member State.  It may acquire and transfer property and sue and be sued in its own name.

The EIB and its assets, revenue and other property are exempt from all direct taxes of the Member States.  The EIB is also exempt from any fiscal charges in respect of increases in its subscribed capital or paid-in capital and from any related formalities in the Member State in which the EIB has its seat.  The activities of the EIB carried out under the terms of the Statute may not be the subject of any turnover tax in the Member States.

The Treaty provides that the Court of Justice of the European Union (the “Court of Justice”), has exclusive jurisdiction in certain cases involving the fulfillment by Member States of their obligations under the Statute and the lawfulness of measures adopted by the board of governors and the EIB’s board of directors.  Subject to the foregoing exclusive jurisdiction of the Court of Justice, any litigation between the EIB and its creditors or debtors, including claims based on guarantees made by Member States, may be determined by competent national courts of the Member States.  The property and assets of the EIB within the Member States are not, except by judicial decision and with the authorization of the Court of Justice, subject to attachment or to seizure by way of execution.

EIB Lending Activities

In support of the objectives of the EU, the EIB finances investments carried out by public or private undertakings, in particular, in the areas of transport, energy, information technology, telecommunications, urban, health and education infrastructure, environmental sustainability and human capital. Furthermore, the EIB provides intermediated loans to small and medium sized entities. The EIB finances investments in both EU Member States and non-member states.

To be eligible for EIB financing, each investment operation has to contribute to EU economic policy objectives.  The EIB carries out a detailed appraisal, which includes a review of the technical, environmental, economic, financial and legal aspects of each investment operation.  Following the detailed appraisal, the EIB forms an opinion on the basis of available data and documents as to whether or not the EIB will provide any financing for the reviewed investment operation.

The EIB grants finance, in particular, in the form of loans and guarantees, for investment operations outside the EU, generally within the framework of agreements between the EU and non-member states either in bilateral or multilateral form.  The following are examples of EIB lending activities in non-member states:

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The EIB’s operations in the Mediterranean partner countries have been brought together under the Facility for Euro-Mediterranean Investment and Partnership (“FEMIP”) since October 2002.  FEMIP aims to help the Mediterranean partner countries to meet the challenges of economic and social modernization and enhanced regional integration.  In FEMIP operations, the EIB loans from its own resources are generally guaranteed with respect to the political and/or commercial risk by the European Union on terms set out in the relevant guarantee agreement.

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The EIB’s lending in Asia and Latin America (“ALA”) is supported by decisions of the EU.  The EIB finances projects in countries that are signatories to cooperation agreements with the EU.  In ALA operations, the EIB loans from its own resources are generally guaranteed with respect to the political and/or commercial risk by the European Union on terms set out in the relevant guarantee agreement.

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The EIB operates in several African, Caribbean and Pacific (“ACP”) countries.  The ACP countries have established a special relationship with the EU through successive conventions.  The latest such convention is the 2000 Cotonou Agreement (as amended), under which the EIB provides financing to projects, under the guarantee of the Member States.

EIB Funding

The EIB is financially independent.  It operates on a broadly self-financing basis, raising resources through bond issues and other debt instruments in international and domestic debt markets.  In addition to large benchmark/reference bonds, the EIB offers public bonds and private placements of smaller size, which seek to meet specific investor requirements as to maturities, currencies, interest rate and other similar terms.  These issues cover a variety of debt products from fixed rate bonds with redemption at final maturity to highly structured securities adapted to the very specific needs of particular investors.

USE OF PROCEEDS

The net proceeds to the EIB from the sale of the securities offered hereby will be used in the general operations of the EIB, including disbursements of loans granted by the EIB prior to or after the date of this prospectus.  Neither the particular projects for which, or borrowers to which, loans will be made nor the countries in which such projects will be located have been identified.

DESCRIPTION OF SECURITIES

The following is a brief summary of the terms and conditions of the securities offered by the EIB and the fiscal agency agreement with respect thereto. Copies of the forms of securities and the form of fiscal agency agreement are filed as exhibits to the registration statement of which this prospectus constitutes a part.  This summary does not purport to be complete and is qualified in its entirety by reference to those exhibits. For a complete description of the securities, you should read those exhibits.

The forms of debt securities and fiscal agency agreement filed as exhibits to this registration statement replace the forms of debt securities and fiscal agency agreements filed as exhibits to the EIB’s registration statement No. 333-177074, dated November 21, 2011. The debt securities that the EIB may offer from time to time pursuant to this registration statement will not have the benefit of certain restrictive provisions applicable to the EIB’s previously issued debt securities. In particular, holders of the EIB’s debt securities issued under this registration statement will not have the benefit of a negative pledge covenant and will not have the right to accelerate their securities upon acceleration of any of the EIB’s indebtedness other than for borrowed money.

General

The securities may be issued in one or more series as may be authorized from time to time by the EIB.  Reference is made to the applicable prospectus supplement for the following terms of securities offered thereby:

(i)            the designation;

(ii)           the aggregate principal amount and currency, any limit on such principal amount and authorized denominations;

(iii)          the percentage of their principal amount at which such securities will be issued;

(iv)          the maturity date;

(v)           the interest rate or method of determining the interest rate, if any;

(vi)          the interest payment dates, if any, and the dates from which interest accrues;

(vii)         any index, price or formula to be used for determining the amount of any payment of principal, premium or interest;

(viii)        any optional or mandatory redemption terms or purchase, repurchase or sinking fund provisions;

(ix)   whether such securities will be in bearer form, which may or may not be registrable as to principal, with interest coupons, if any, or in fully registered form, or both, and restrictions on the exchange of one form for another;

(x)            the record date;

(xi)           the governing law of the securities;

(xii)          if the securities can be redenominated into euro at the option of the EIB; and

(xiii)         any other terms of the securities.

There will be a fiscal agent or agents for the EIB in connection with the securities whose duties will be governed by a fiscal agency agreement.  The EIB may replace the fiscal agent and may appoint different fiscal agents for different series of securities.  The identity of the fiscal agent for each series of securities will be set forth in the applicable prospectus supplement.  The EIB may maintain deposit accounts and conduct other banking transactions in the ordinary course of business with the fiscal agent.  The fiscal agent is the agent of the EIB, is not a trustee for the holders of the securities and does not have the same responsibilities or duties to act for such holders as would a trustee.

Any monies paid by the EIB to the fiscal agent or any paying agent identified in a prospectus supplement for the payment of the principal of (or premium, if any, on) or interest, respectively, on any securities that remain unclaimed at the end of ten years or five years, respectively, after such principal (or premium, if any) or interest shall have become due and payable (whether at maturity, upon call for redemption or otherwise) shall then be repaid to the EIB upon its written request.  Upon such repayment all liability of the fiscal agent and any paying agent with respect to such monies shall cease.  Any obligation the EIB may have to pay the principal of (or premium, if any, on) such securities shall terminate at the end of ten years after such principal or premium shall have become due and payable.  Any obligation the EIB may have to pay any interest on such securities shall terminate at the end of five years after such interest shall have become due and payable.

Securities may be issued as discounted securities, which bear no interest or bear interest at a rate which at the time of issuance is below market rates, to be sold at a substantial discount below their stated principal amount.  Special considerations applicable to any discounted securities will be described in the related prospectus supplement.

Principal of, and premium, if any, on, and interest on the securities will be payable at such place or places and in such currency or currencies as are designated by the EIB and set forth in the applicable prospectus supplement.  Interest on fully registered securities will be paid by check mailed to the persons in whose names securities are registered at the close of business on the record dates designated in the applicable prospectus supplement at each such person’s address appearing on the register of securities.

Rank of Securities

The securities will be unconditional, direct and general obligations of the EIB in accordance with their terms for their payment and performance.  The securities will rank pari passu with any present or future indebtedness of the EIB represented by any unsubordinated  and unsecured notes or bonds.

Default, Acceleration of Maturity

The principal of all the securities of a series then outstanding (if not already due) may be declared to be due and payable immediately by written notice given to the EIB and the fiscal agent by the holders of not less than a majority in principal amount of all the securities of such series at the time outstanding, if:

(i)           the EIB shall default in any payment of the principal of (or the premium, if any, on) or interest on any of the securities of a series and such default shall not be cured by payment thereof within 30 days, or

(ii)           the EIB shall default in the performance of any other covenant under the securities of a series and such default shall continue for a period of 90 days after written notice thereof shall have been given to the EIB and the fiscal agent by the holders of not less than 25% in principal amount of all the securities of such series at the time outstanding, or

(iii)          a default, as defined in any instrument evidencing, securing or protecting any indebtedness for borrowed money of the EIB, now or hereafter outstanding and maturing more than one year from the date of its creation, shall happen and the maturity of such indebtedness shall have been accelerated so that the same shall have become due and payable prior to the date on which the same would otherwise have become due and payable and such acceleration shall not have been rescinded or annulled.

The holders of not less than a majority in principal amount of all the securities of such series then outstanding, by written notice given to the EIB and the fiscal agent, may rescind such declaration, at any time after the principal of all the securities of a series shall have been so declared due and payable if:

(i)            no judgment or decree for the payment of amounts due thereon shall have been entered,

(ii)           all arrears of interest upon all the securities of such series and all other sums due in respect thereof, except any principal payments which shall not have matured by their terms, shall have been duly paid by the EIB, and

(iii)          all other defaults under the securities of such series shall have been made good.

No such rescission shall impair any right consequent on any subsequent default.

Redemption

Except as otherwise provided in the prospectus supplement, if the securities of a series provide for mandatory redemption by the EIB, or redemption at the election of the EIB, such redemption shall be upon not more than 60 nor less than 30 days’ notice.  In the event of redemption in part, the securities to be redeemed will be selected by lot by the fiscal agent.  Notices to the holders of the securities will be given by delivery to the relevant securities clearing system for communication by each of them to entitled participants.  So long as the securities are listed on one or more stock exchanges and the rules of such stock exchange(s) so require, notices shall also be published in such manner as the rules of such stock exchange(s) may require.

Repurchase

The EIB shall have the right at any time to purchase securities of a series in the open market or otherwise.  Any securities so purchased may be resold at the EIB’s discretion if not surrendered to the fiscal agent for cancellation.

Amendments

Upon the affirmative vote of the holders of not less than 66 2/3% in aggregate principal amount of the securities of a series of securities then outstanding or upon the written consent of the holders of not less than such percentage (or of such other percentage as may be set forth in the terms of the securities of such series with respect to the action being taken) at a meeting duly called and held, the EIB may modify, amend or supplement the terms of the securities of such series or, insofar as it affects the securities of such series, the fiscal agency agreement, in any way.  Such holders may make, take or give any request, demand, authorization, direction, notice, consent, waiver or other action provided by the fiscal agency agreement or the securities of such series to be made, given or taken by holders of securities.  No such action may, without the consent of the holder of each security of such series affected thereby:

(i)            change the due date for the payment of the principal of (or premium, if any, on) or any installment of interest on any security of such series,

(ii)           reduce the principal amount of any security of such series, the portion of such principal amount which is payable upon acceleration of the maturity of such security, the interest rate thereon or the premium payable upon redemption thereof,

(iii)          change the coin or currency (unless required by law of the jurisdiction which issued such coin or currency) in which or the required places at which payment with respect to interest, premium or principal in respect of the securities of such series is payable,

(iv)          shorten the period during which the EIB is not permitted to redeem the securities of such series, or permit the EIB to reduce the securities of such series if, prior to such action, the EIB is not permitted to do so, or

(v)           reduce the proportion of the principal amount of the securities of such series the vote or consent of the holders of which is necessary to modify, amend or supplement the fiscal agency agreement or the terms and conditions of the securities of such series or to make, take or give any request, demand, authorization, direction, notice, consent, waiver or other action provided thereby to be made, given or taken.

The EIB and the fiscal agent may, without the vote or consent of any holder of securities, amend the fiscal agency agreement or the securities of any series for the purpose of:

(i)            adding to the covenants of the EIB for the benefit of the holders of the securities,

(ii)           surrendering any right or power conferred upon the EIB,

(iii)          securing the securities pursuant to the requirements of the securities or otherwise,

(iv)          curing any ambiguity or curing, correcting or supplementing any defective provision thereof, or

(v)           amending the fiscal agency agreement or the securities of such series in any manner which the EIB and the fiscal agent reasonably determine is not inconsistent with the securities of such series and does not adversely affect the interest of any holder of securities.

In relation to any securities denominated in a currency that becomes the euro (through participation in the third stage of economic and monetary union pursuant to the Treaty), the EIB may:

(i)            redenominate the securities in euro, and

(ii)           consolidate the securities so redenominated,

in accordance with the terms and conditions set out in the relevant prospectus supplement.  Consent of the holders of the securities for such redenomination and consolidation is not required.

In summary, the redenomination of the securities includes the following: conversion into euro will be at the rate for the conversion of such currency into euro pursuant to the Treaty and the relevant European Union decisions or regulations.  After such conversion and following rounding(s), the EIB may, at its option, renominalize the securities into integral amounts in euro.  In addition, the market conventions applicable to such securities shall be deemed to be amended to comply with any conventions the fiscal agent, in its discretion, shall determine to be then applicable to euro denominated securities.

Furthermore, the EIB may consolidate the securities so redenominated with other securities issued by it that have the same terms and conditions as the securities and that are either originally denominated in euro or redenominated in euro.

Governing Law, Jurisdiction and Consent to Service

The securities will be governed by, and interpreted in accordance with, the laws of the State of New York, except as to matters relating to the authorization and execution of the securities by the EIB which shall be governed by the Statute and the Treaty.

The EIB will waive (to the extent permitted by law) irrevocably any immunity from jurisdiction or execution to which it or its property might otherwise be entitled in any action arising out of or based upon the securities of any series which may be duly instituted in any State or Federal court in The City and State of New York by the holder of a security of such series.  This waiver shall not extend to actions brought under the U.S. Federal securities laws.

The EIB will appoint the fiscal agent as its authorized agent upon which process may be served in any action arising out of or based upon the securities of any series which may be instituted in any State or Federal court in The City and State of New York by the holder of a security of such series and will accept the jurisdiction of any such court in respect of such action.  Such appointment and acceptance of jurisdiction shall not extend to actions brought under the U.S. Federal securities laws.  Such appointment shall be irrevocable so long as any of the securities of such series remain outstanding unless and until the appointment of a successor fiscal agent as the EIB’s authorized agent and such successor’s acceptance of such appointment.  Notwithstanding the foregoing, the U.S. Foreign Sovereign Immunities Act of 1976, as amended, may provide an effective means of service and preclude the assertion of sovereign immunity in actions brought under the U.S. Federal securities laws.  With respect to execution, the U.S. Foreign Sovereign Immunities Act of 1976, as amended, provides that commercial property located in the United States of an agency or instrumentality of a foreign state may be levied upon for the satisfaction of judgments rendered against it by U.S. courts in connection with its commercial activities.  However, the property and assets of the EIB within the Member States are not subject to attachment or to seizure by way of execution without the authorization of the Court of Justice.  Notwithstanding the foregoing, any action based on the securities of any series may be instituted by the holder of a security of such series in any competent court of the jurisdiction in which the EIB has its seat.

Book-Entry System

The securities will be issued in the form of one or more fully registered global certificates, registered in the name of Cede & Co. as nominee for The Depository Trust Company (“DTC”), and/or any other form as identified in the applicable prospectus supplement (each a “Global Security”).  The Global Securities will be deposited, until all obligations of the EIB under the securities are satisfied, with a custodian for DTC and/or any other depositary or depositaries identified in the applicable prospectus supplement (each a “Depositary”), which may include Euroclear Bank S.A./N.V. (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream, Luxembourg”).  Beneficial interests in the Global Securities will be represented through accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC, Euroclear, Clearstream, Luxembourg and/or any other relevant securities clearing systems.

The EIB anticipates that the following provisions will apply to depositary arrangements:

Upon the issuance of a Global Security, the EIB expects that the applicable Depositary, or its nominee, will credit on its book-entry registration and transfer system the respective principal amounts of the securities represented by such Global Security to the accounts of persons that have accounts with such Depositary or its nominee (“participants”).  The accounts to be credited shall be designated by the underwriters or agents with respect to such securities or by the EIB if such securities are offered and sold directly by the EIB.  Ownership of beneficial interests in such Global Security will be limited to participants or persons that may hold interests through participants.  Except as provided below, the securities will not be held in definitive form.  Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable Depositary or its nominee (with respect to interests of participants) and on the records of direct or indirect participants (with respect to interests of persons other than participants).  Owners of beneficial interests in a Global Security (other than participants) will not receive written confirmation from the applicable Depositary of their purchases.  Each beneficial owner is entitled to receive, upon request, written confirmation providing details of the transaction as well as periodic statements of its holdings from the Depositary (if such beneficial owner is a participant) or from the participant through which such beneficial owner entered into the transaction (if such beneficial owner is not a participant).  The laws in some states of the United States require that certain purchasers of securities take physical delivery of such securities in definitive form.  Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in a Global Security.

Any payment of principal or interest due on any securities on any interest payment date or at maturity will be made available by the EIB to the fiscal agent or any paying agent on or before such date.  On the respective payment date, the fiscal agent and/or any paying agent will make such payments to the Depositary or its nominee, as the case may be, in accordance with arrangements between the fiscal agent and/or any paying agent and such Depositary or its nominee.  Such Depositary or its nominee, upon receipt of any payment of principal or interest, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of such Depositary or its nominee.  Payments by direct or indirect participants to owners of beneficial interests in such Global Security held through such direct or indirect participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name”, and will be the responsibility of such participants.  Neither the EIB nor the fiscal agent nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in any Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

So long as a Depositary, or its nominee, is the registered owner or holder, as the case may be, of a Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner and holder of the securities represented by such Global Security for all purposes of the securities.  Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have the securities represented by such Global Security registered in their names and will not receive or be entitled to receive physical delivery of definitive securities in bearer form.  Accordingly, each person owning a beneficial interest in a Global Security must rely on the procedures of the applicable Depositary, or its nominee, and, if such person is not a participant, on the procedures of such direct or indirect participant through which such person owns its interest, to exercise any rights of a holder of securities.

Except as otherwise set forth in the applicable prospectus supplement, a Global Security may not be transferred without the prior written consent of the EIB and except as a whole by the applicable Depositary to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or any other nominee of such Depositary, or by such Depositary or any such nominee to another Depositary for such securities or its nominee or to a successor of the Depositary or a nominee of such successor.  Securities represented by a Global Security are exchangeable for certificated securities in definitive form (“Certificated Securities”) of like tenor as such securities:

(i)           if the related Depositary notifies the EIB that it is unwilling or unable to continue as Depositary for such Global Security or if at any time such Depositary ceases to be a clearing agency registered under the U.S. Securities Exchange Act of 1934, as amended, at a time when it is required to be so registered, and a replacement Depositary is not appointed,

(ii)           if the EIB in its discretion at any time determines not to have all of the applicable securities represented by such Global Security,

(iii)          if an event of default entitling the holders of the applicable securities to accelerate the maturity thereof has occurred and is continuing, or

(iv)          in such other events as may be specified in a prospectus supplement.

Any security that is exchangeable pursuant to the preceding sentence is exchangeable for Certificated Securities registered in such names as the applicable Depositary shall direct. Certificated Securities may be presented for registration of transfer or exchange at the office of the fiscal agent in such place as is specified in a prospectus supplement.  Subject to the foregoing or as otherwise provided herein or in a prospectus supplement, a Global Security is not exchangeable, except for a Global Security or Global Securities of the same tenor and amount to be registered in the name of the Depositary or its nominee.

The Depository Trust Company.  DTC has informed the EIB that: DTC is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the U.S. Securities Exchange Act of 1934, as amended. DTC holds and provides asset servicing for U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments that direct DTC participants deposit with DTC. DTC also facilitates the post-trade settlement among direct DTC participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between direct DTC participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct DTC participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a direct DTC participant, either directly or indirectly. The DTC rules applicable to its participants are on file with the SEC.

Euroclear and Clearstream, Luxembourg.  Euroclear and Clearstream, Luxembourg have informed the EIB that: Euroclear and Clearstream, Luxembourg each hold securities for their participants and facilitate the clearance and settlement of securities transactions between their participants through electronic book-entry changes in their accounts, thereby eliminating the need for physical movements of securities certificates.  Euroclear and Clearstream, Luxembourg provide various services to their participants including safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing.  Euroclear and Clearstream, Luxembourg also deal with domestic securities markets in several countries through established depository and custodial relationships.  Euroclear and Clearstream, Luxembourg have established an electronic bridge between their two systems across which their respective participants may settle trades with each other.  Euroclear and Clearstream, Luxembourg participants are world-wide financial institutions including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations.  Indirect access to Euroclear and Clearstream, Luxembourg is available to other institutions that clear through or maintain a custodial relationship with an account holder of Euroclear or Clearstream, Luxembourg.

The following arrangements will apply to the securities:

Initial settlement for the securities will be made in immediately available funds in the currency in which the securities are denominated (i.e., for value on the date of delivery of the securities).  Certain underwriters are prepared to arrange for currency conversions, if necessary, to enable certain investors to make payments in another currency than the currency in which the securities are denominated (see “Currency Conversions and Foreign Exchange Risks” below).

Investors electing to hold the securities through DTC will follow the settlement practices applicable to U.S. corporate debt obligations.  The securities custody accounts of investors will be credited with their holdings on the settlement date against payment in same-day funds within DTC.

Investors electing to hold the securities through Euroclear or Clearstream, Luxembourg accounts will follow the settlement procedures applicable to conventional eurobonds.

Beneficial interests in the Global Securities will be represented, and transfers of such beneficial interests will be effected, through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC, Euroclear or Clearstream, Luxembourg.  Investors may elect to hold interests in the securities through any of DTC, Euroclear or Clearstream, Luxembourg if they are participants of such systems, or indirectly through organizations which are participants in such systems.

All securities will be recorded in a register maintained by the fiscal agent.  The fiscal agent will be responsible for (i) maintaining a record of the aggregate holdings of all outstanding securities; (ii) ensuring that payments of principal and interest in respect of the securities received by the fiscal agent from the EIB are duly credited to the holders of the securities; and (iii) transmitting to the EIB any notices from the holders of the securities.

Trading between Euroclear and/or Clearstream, Luxembourg Accountholders.  Secondary market sales of book-entry interests in the securities held through Euroclear or Clearstream, Luxembourg to purchasers of book-entry interests in the securities through Euroclear or Clearstream, Luxembourg will be conducted in accordance with the normal rules and operating procedures of Euroclear and Clearstream, Luxembourg and will be settled using the procedures applicable to conventional eurobonds.

Trading between DTC Participants.  Secondary market sales of book-entry interests in the securities between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled using the procedures applicable to U.S. corporate debt obligations in DTC’s Same Day Funds Settlement System.

Trading between DTC Participants and Euroclear/Clearstream, Luxembourg Accountholders.  Secondary market sales of book-entry interests in the securities between DTC participants on one hand and Euroclear/Clearstream, Luxembourg accountholders on the other will be conducted in accordance with the rules and procedures established for such sales by DTC, Euroclear and Clearstream, Luxembourg, as applicable, and will be settled using the procedures established for such sales by DTC, Euroclear and Clearstream, Luxembourg, as applicable.

Although the foregoing sets out the procedures of Euroclear, Clearstream, Luxembourg and DTC in order to facilitate the transfers of interests in the securities among participants of DTC, Clearstream, Luxembourg and Euroclear, none of Euroclear, Clearstream, Luxembourg or DTC is under any obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.  None of the EIB, any agent or manager or any affiliate of any of the above, or any person by whom any of the above is controlled for the purposes of the U.S. Securities Act of 1933, as amended, will have any responsibility for the performance by DTC, Euroclear, Clearstream, Luxembourg or their respective direct or indirect participants or accountholders or their respective obligations under the rules and procedures governing their operations or for the sufficiency for any purpose of the arrangements described above.

PLAN OF DISTRIBUTION

The EIB may sell securities in any of three ways: (i) through underwriters or dealers, (ii) directly to one or a limited number of institutional purchasers or (iii) through agents.  Each prospectus supplement with respect to securities will set forth the terms of the offering of such securities, including the name or names of any underwriters, the price of such securities and the net proceeds to the EIB from such sale, any underwriting discounts or other items constituting underwriters’ compensation, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such securities may be listed.

If underwriters are used, securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale.  Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more investment banking firms or others, as designated.  The obligations of the underwriters to purchase securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all securities offered thereby if any are purchased.  Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Securities may be sold directly by the EIB to one or more institutional purchasers, or through agents designated by the EIB from time to time.  Any agent involved in the offer or sale of securities will be named, and any commissions payable by the EIB to such agent will be set forth, in the applicable prospectus supplement.  Any such agent will be acting on a best efforts basis for the period of its appointment.

The EIB may authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase securities from the EIB at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on one or more specified dates in the future.  Such contracts will be subject only to those conditions set forth in such prospectus supplement and such prospectus supplement will set forth the commission payable for solicitation of such contracts.

Agents and underwriters may be entitled under agreements entered into with the EIB to indemnification by the EIB against certain civil liabilities, including liabilities under the U.S. Securities Act of 1933, as amended, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof.  Agents and underwriters may engage in transactions with or perform services for the EIB in the ordinary course of business.

CURRENCY CONVERSIONS AND FOREIGN EXCHANGE RISKS

Currency Conversions

Initial purchasers are required to make payments in the currency in which the securities are denominated.  The EIB, through underwriters or dealers, may arrange for currency conversions to enable certain investors to make payments in another currency other than the currency in which the securities are denominated.  Each such conversion will be made by such underwriter or dealer on such terms and subject to such conditions, limitations and charges as such underwriter or dealer may from time to time establish in accordance with its regular foreign exchange practices, and subject to applicable laws and regulations.

Non-U.S. Dollars

Investors who hold beneficial interests in the securities, directly or indirectly, through DTC will be paid in U.S. dollars converted from such payments in the currency in which the securities are denominated by the fiscal agent, unless a registered holder, on behalf of any such owner of beneficial interests, elects to receive payments in the currency in which the securities are denominated outside DTC.  All costs of conversion, if any, will be borne by holders of beneficial interests in the Global Security receiving U.S. dollar payments by deduction from those payments. The U.S. dollar amount of any payment of principal or interest to be received by such a registered holder not electing to receive payments in the currency in which the securities are denominated, as the case may be, will be based on the fiscal agent’s bid quotation. The date and the time on which the fiscal agent’s bid quotation is determined may be specified in the prospectus supplement with respect to those securities. If this bid quotation is not available, all such payments will be made in the currency in which the securities are denominated outside DTC. As long as securities continue to be represented by the Global Security, the currency in which the securities are denominated converted into U.S. dollars will be paid to Cede & Co. for payment to participants in DTC (each a “DTC Participant”) in accordance with customary procedures established from time to time by DTC.

An owner of a beneficial interest in the Global Security may receive payment in respect of principal or interest of the securities in the currency in which the securities are denominated, by notifying the DTC Participant through which its beneficial interest in the Global Security is held on or prior to the record date of (i) such investor’s election to receive such payment in the currency in which the securities are denominated and (ii) wire transfer instructions to an account entitled to receive the relevant payment.  The DTC Participant must notify DTC of such election and wire transfer instructions within the applicable time frame set by DTC which the DTC Participant must make itself knowledgeable of as it may change from time to time.  DTC will notify the fiscal agent of such election and wire transfer instructions prior to the payment of principal or interest.  If complete instructions are received by the DTC Participant and forwarded by the DTC Participant to DTC and by DTC to the fiscal agent within the applicable time frame set by DTC, the investor will receive payment in the currency in which the securities are denominated, outside DTC; otherwise only U.S. dollar payments will be made by the fiscal agent to holders of beneficial interests in the Global Security.  All costs of such payment by wire transfer will be borne by registered holders receiving such payments by deduction from such payments.

Investors may be subject to foreign exchange risks as to payments of principal and interest that may have important economic and tax consequences to them.  For further information as to such consequences, see “Foreign Exchange Risks” below.

Foreign Exchange Risks

An investment in securities offered from time to time denominated and payable in a currency other than the currency of the country in which the purchaser is resident or the currency in which the purchaser conducts its business or activities or maintains its accounts (the “home currency”) may entail significant risks.  Such risks include, without limitation, the possibility of significant changes in rates of exchange between the home currency and the currency in which the securities are denominated (if different than the home currency).  Such risks generally depend on events over which the EIB has no control, such as economic and political events and the supply of and demand for the currency in which the securities are denominated and the home currency.  In recent years, rates of exchange for certain currencies have been highly volatile and such volatility may be expected to continue in the future.  Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations in such rate that may occur during the term of the securities.  For additional information regarding exchange rates, see the Notes to the Financial Statements in Exhibit I to the EIB’s Annual Reports on Form 18-K filed with the SEC. Depreciation of the currency in which the securities are denominated (if different than the home currency) against the relevant home currency could result in a decrease in the effective yield of such securities below its coupon rate and, in certain circumstances, could result in a loss to the investor on a home currency basis.

TAXATION

General

Apart as set out below in “Taxation—United States Taxation” and in any relevant prospectus supplement, the EIB has not performed any due diligence about the taxation consequences associated with the purchase, ownership and disposition of the debt securities. Prospective purchasers of the debt securities are advised to consult their own tax advisors about such taxation consequences, including the effect of any state or local taxes, in the light of their particular circumstances.

United States Taxation

It is the opinion of counsel, Cravath, Swaine & Moore LLP, that the conclusions reached in this section describe the material U.S. Federal tax consequences to holders of a security. However, the discussion is limited in the following ways:

●	The discussion covers you only if you buy your securities in the initial offering at the initial offering price to the public.

●
The discussion does not cover you if you are a U.S. Holder (as defined below) and your functional currency is not the U.S. dollar, if you do not hold your securities as a capital asset (that is, for investment purposes), or if you have a special tax status.

●
The discussion does not cover tax consequences that depend upon your particular tax situation in addition to your ownership of the securities.  We suggest that you consult your tax advisor about the consequences of holding securities in your particular situation.

●
The discussion does not cover you if you are a partner in a partnership (or entity treated as a partnership for U.S. Federal income tax purposes).  If a partnership holds securities, the tax treatment of a partner will generally depend upon the status of the partners and upon the activities of the partnership.

●	The discussion is based on current law. Changes in the law may change the tax treatment of the securities.

●	The discussion does not cover state, local or foreign law.

●
The discussion does not cover every type of security that we might issue. If we issue a security of a type not described in this discussion, additional tax information will be provided in the applicable prospectus supplement for the security.

●	We have not requested a ruling from the Internal Revenue Service (“IRS”) on the tax consequences of owning the securities. As a result, the IRS could disagree with portions of this discussion.

If you are considering buying securities, we suggest that you consult your tax advisor about the tax consequences of holding the securities in your particular situation.  In addition, with respect to each issue of securities, the following discussion may be supplemented and/or replaced by the description of the material United States Federal income tax consequences set forth in the applicable prospectus supplement.

Tax Consequences to U.S. Holders

This section applies to you if you are a “U.S. Holder”.  A “U.S. Holder” is:

●	an individual U.S. citizen or resident alien;

●	a corporation -- or entity taxable as a corporation for U.S. Federal income tax purposes -- that was created under U.S. law (Federal or state);

●	or an estate or trust whose world-wide income is subject to U.S. Federal income tax.

U.S. Dollar Denominated Securities

This subsection deals only with securities issued in registered form which provide for qualified interest payments paid at least annually at a fixed rate, which have no original issue discount, market discount or contingent payments, and which have a maturity of more than one year.  The tax consequences of all other securities will be discussed in an applicable prospectus supplement.

Interest

●	If you are a cash method taxpayer (including most individual holders), you must report interest in your income as you receive it.

●	If you are an accrual method taxpayer, you must report interest in your income as it accrues.

Amounts treated as interest will be income from sources outside the United States for foreign tax credit limitation purposes.  Under the foreign tax credit rules, interest paid will, depending on your circumstances, be “passive category” or “general category” income which, in either case, is treated separately from other types of income for purposes of computing the foreign tax credit.

Sale or Retirement of Securities

●
You will have taxable gain or loss equal to the difference between the amount received by you and your tax basis in the security.  Your tax basis in the security is generally your cost, subject to certain adjustments.

●
Your gain or loss will generally be capital gain or loss, and will be long term capital gain or loss if you held the security for more than one year.  For an individual, long term capital gain generally will be subject to reduced rates of taxation.  The deductibility of capital losses is subject to certain limitations.

●
If you sell the security between interest payment dates, a portion of the amount you receive reflects interest that has accrued on the security but has not yet been paid by the sale date.  That amount is treated as ordinary interest income and not as sale proceeds.

Foreign Currency Securities

A “Foreign Currency Security” is a security denominated in a currency other than U.S. dollars.  Special tax rules apply to these securities.

This subsection deals only with securities issued in registered form which provide for qualified interest payments paid at least annually at a fixed rate, which have no original issue discount, market discount or contingent payments, and which have a maturity of more than one year.  The tax consequences of all other securities will be discussed in an applicable prospectus supplement.

Interest

All holders of Foreign Currency Securities will be taxable on the U.S. dollar value of the foreign currency payable as interest on the securities, whether or not they elect to receive payments in foreign currency.  If you receive interest in the form of U.S. dollars, you will be considered to have received interest in the foreign currency and to have sold that foreign currency for U.S. dollars.  For purposes of this discussion, “spot rate” generally means a currency exchange rate that reflects a market exchange rate available to the public for a foreign currency.

●
If you are a cash method taxpayer (including most individual holders), you will be taxed on the value of the foreign currency when you receive it (if you receive the foreign currency) or when you are deemed to receive it (if you receive U.S. dollars).  The value of the foreign currency will be determined using the “spot rate” in effect at such time.

●
If you are an accrual method taxpayer, you will be taxed on the value of the foreign currency as the interest accrues on the Foreign Currency Securities.  In determining the value of the foreign currency for this purpose, you may use the average foreign currency exchange rate during the relevant interest accrual period (or, if that period spans two taxable years, during the portion of the interest accrual period in the relevant taxable year). The average rate for an accrual period (or partial period) is the simple average of the spot rates for each business day of such period, or other average exchange rate for the period reasonably derived and consistently applied by you.

●
When interest is actually paid, you will generally also recognize currency exchange gain or loss, taxable as ordinary income or loss from sources within the United States, equal to the difference between (a) the value of the foreign currency received as interest, as translated into U.S. dollars using the spot rate on the date of receipt, and (b) the U.S. dollar amount previously included in income with respect to such payment.  If you receive interest in the form of U.S. dollars, clause (a) will be calculated on the basis of the value of the foreign currency you would have received instead of the U.S. dollars.

●	If you are an accrual method taxpayer and you do not wish to accrue interest income using the average exchange rate, certain alternative elections may be available.

●
Amounts treated as interest will be income from sources outside the United States for foreign tax credit limitation purposes.  Under the foreign tax credit rules, interest paid will, depending on your circumstances, be “passive category” or “general category” income which, in either case, is treated separately from other types of income for purposes of computing the foreign tax credit.

●
Your tax basis in the foreign currency you receive (or are considered to receive) as interest will be the aggregate amount reported by you as income with respect to the receipt of the foreign currency.  If you receive interest in the form of foreign currency and subsequently sell that foreign currency, or if you are considered to receive foreign currency and that foreign currency is considered to be sold for U.S. dollars on your behalf, additional tax consequences will apply as described in “Sale of Foreign Currency” below.

Sale or Retirement of Foreign Currency Securities

On the sale or retirement of your Foreign Currency Securities:

●
If you receive the principal payment on your Foreign Currency Securities in the form of U.S. dollars, you will be considered to have received the principal in the form of foreign currency and to have sold that foreign currency for U.S. dollars.

●
You will have taxable gain or loss equal to the difference between the amount received or deemed received by you and your tax basis in the Foreign Currency Securities.  If you receive (or are considered to receive) foreign currency, that foreign currency is valued for this purpose at the spot rate of the foreign currency.  Your tax basis in the Foreign Currency Securities generally is the U.S. dollar value of the foreign currency amount paid for the securities, determined on the date of purchase.

●
Any such gain or loss (except to the extent attributable to foreign currency gain or loss) will generally be capital gain or loss, and will be long term capital gain or loss if you held the Foreign Currency Securities for more than one year.  For an individual, long term capital gain generally will be subject to reduced rates of taxation.  The deductibility of capital losses is subject to certain limitations.

●
You will realize foreign currency gain or loss to the extent the U.S. dollar value of the foreign currency paid for the Foreign Currency Securities, based on the spot rate at the time you dispose of the securities, is greater or less than the U.S. dollar value of the foreign currency paid for the securities, based on the spot rate at the time you acquired the securities.  Any resulting currency gain or loss will be ordinary income or loss.  You will only recognize such foreign currency gain or loss to the extent you have gain or loss, respectively, on the overall sale or retirement of the Foreign Currency Securities.

●
If you sell Foreign Currency Securities between interest payment dates, a portion of the amount you receive reflects interest that has accrued on the securities but has not yet been paid by the sale date.  That amount is treated as ordinary interest income and not as sale proceeds.

●
If the Foreign Currency Securities are traded on an established securities market and you are a cash basis taxpayer (or, upon election, an accrual basis taxpayer), your tax basis in the foreign currency you receive (or are considered to receive) on sale or retirement of the Foreign Currency Securities will be the value of the foreign currency on the settlement date of the sale or retirement of the securities. In all other cases, (i) you will realize foreign exchange gain or loss to the extent the value of the foreign currency you receive (or are considered to receive) on the settlement date differs from the value of the foreign currency on the date of the sale or retirement of the securities and (ii) your basis in the foreign currency received on the settlement date will equal the U.S. dollar value of the foreign currency received at the spot rate in effect on that date.  If you receive foreign currency on retirement of the securities and subsequently sell that foreign currency, or if you are considered to receive foreign currency on retirement of the securities and that foreign currency is considered to be sold for U.S. dollars on your behalf, or if you sell the securities for foreign currency and subsequently sell that foreign currency, additional tax consequences will apply as described in “Sale of Foreign Currency” below.

Sale of Foreign Currency

●
If you receive (or are considered to receive) foreign currency as principal or interest on a Foreign Currency Security, and you later sell (or are considered to sell) that foreign currency for U.S. dollars, you will have taxable gain or loss equal to the difference between the amount of U.S. dollars received and your tax basis in the foreign currency.  In addition, when you purchase a Foreign Currency Security in a foreign currency, you will have taxable gain or loss if your tax basis in the foreign currency is different from the U.S. dollar value of the foreign currency on the date of purchase. Any such gain or loss is foreign currency gain or loss taxable as ordinary income or loss.

Information Reporting and Backup Withholding

Under the tax rules concerning information reporting to the IRS:

●
Assuming you hold your securities through a broker or other securities intermediary, the intermediary must provide information to the IRS and to you on IRS Form 1099 concerning interest, gross sale and retirement proceeds on your securities, unless an exemption applies.

●
Similarly, unless an exemption applies, you must provide the intermediary with your Taxpayer Identification Number for its use in reporting information to the IRS.  If you are an individual, this is your social security number.  You are also required to comply with other IRS requirements concerning information reporting.

●
If you are subject to these requirements but do not comply, the intermediary must withhold at a rate that is currently 28% of all amounts payable to you on the securities (including principal payments).  This is called “backup withholding”.  If the intermediary withholds payments, you may use the withheld amount as a credit against your U.S. Federal income tax liability.

●	Individuals are subject to these requirements. Some holders, including all corporations, tax-exempt organizations and individual retirement accounts, are exempt from these requirements.

U.S. Return Disclosure Requirements

If you hold certain “specified foreign financial assets”, which may include the Notes, you may be required to report information relating to such assets, subject to certain exceptions (including an exception for assets held in accounts maintained by certain financial institutions), by attaching a complete IRS Form 8938 (Statement of Specified Foreign Financial Assets) with your tax return for each year in which you hold an interest in such assets. “Specified foreign financial asset” generally includes any financial account maintained with a non-U.S. financial institution and may also include the Notes if they are not held in an account maintained with a financial institution. Penalties may apply for failure to properly complete and file IRS Form 8938.

Tax Consequences to Non-U.S. Holders

This section applies to you if you are a Non-U.S. Holder.  A “Non-U.S. Holder” is:

●	an individual that is a non-resident alien;

●	a corporation or entity taxable as a corporation for U.S. Federal income tax purposes organized or created under non-U.S. law; or

●	an estate or trust that is not taxable in the U.S. on its world-wide income.

The securities and interest thereon will not be exempt from U.S. taxation generally.

Income Taxes

Interest

●
Subject to the discussion of “Backup Withholding” below, interest on the securities is currently exempt from U.S. Federal income taxes, including withholding taxes, if paid to you whether or not you are engaged in a trade or business in the U.S., unless

i.	you are an insurance company carrying on a U.S. insurance business to which the interest is attributable, within the meaning of the U.S. Internal Revenue Code of 1986, as amended; or

ii.	you have an office or other fixed place of business in the U.S. to which the interest is attributable and the interest is derived in the active conduct of a banking, financing or similar business within the U.S.

Sale or Retirement of Securities

●	Subject to the discussion of “Backup Withholding” below, you will not be subject to U.S. Federal income tax on any gain realized on the sale or exchange of a security, unless

i.	you are an individual, you are present in the U.S. for at least 183 days during the year in which you dispose of the security, and certain other conditions are satisfied; or

ii.	the gain represents accrued interest, in which case the rules for interest would apply; or

iii.	the gain is effectively connected with your conduct of a trade or business in the U.S.

Estate Taxes

●
In the case of a non-resident of the U.S. who was not a citizen of the U.S. at the time of death, securities are deemed to be situated outside the U.S. for purposes of the U.S. Federal estate tax and are not includible in the gross estate for purposes of such tax.

Information Reporting and Backup Withholding

●
A “backup withholding” tax and certain information reporting requirements may apply to payments of principal and interest on the securities made to certain non-corporate holders if such payments are made or are considered made in the U.S. (including payments on securities made by wire transfer from outside the U.S. to an account maintained by the holder with the fiscal agent or any paying agent in the U.S.).

●
If the conditions relating to place of payment are satisfied, Non-U.S. Holders are generally exempt from these withholding and reporting requirements (assuming that the gain or income is otherwise exempt from U.S. Federal income tax) but may be required to comply with certification and identification procedures in order to prove their exemption from the requirements.

●
Similar rules requiring reporting and withholding with respect to gross sale proceeds will apply to a non-U.S. person who sells a security through a U.S. branch of a broker and information reporting (but not backup withholding) will apply to a Non-U.S. Holder who sells a security through a broker with certain connections to the U.S.

LEGAL OPINIONS

The validity of each series of securities to be offered will be passed upon by the EIB, acting through its Legal Directorate, and by Cravath, Swaine & Moore LLP, London, England, U.S. counsel for the EIB, and, if sold to or through underwriters, will be passed upon for such underwriters by Sullivan & Cromwell LLP, London, England, U.S. counsel to such underwriters.  All statements in this prospectus with respect to the Treaty and the Statute have been passed upon by the EIB, acting through its Legal Directorate, and are included upon the authority of the EIB, acting through its Legal Directorate.  In rendering their opinions, Cravath, Swaine & Moore LLP and Sullivan & Cromwell LLP will rely as to matters concerning the Treaty and the Statute upon the opinion of the Legal Directorate of the EIB.

EXPERTS

The following financial statements of the EIB as of December 31, 2013 and 2012, and for each of the years then ended, have been incorporated by reference herein (such reference being to the EIB’s Annual Reports on Form 18-K for the years ended December 31, 2013 and 2012), in reliance upon the reports of KPMG Luxembourg S.à r.l., independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing:

(i)
the unconsolidated financial statements of the EIB prepared in accordance with the general principles of the Directive 86/635/EEC of the Council of the European Communities of December 8, 1986 on the annual accounts and consolidated accounts of banks and other financial institutions, as amended by Directive 2001/65/EC of September 27, 2001, by Directive 2003/51/EC of June 18, 2003 and by Directive 2006/46/EC of June 14, 2006 (the “Directives”),

(ii)	the consolidated financial statements of the EIB prepared in accordance with the Directives, and

(iii)	the consolidated financial statements of the EIB prepared under International Financial Reporting Standards as adopted by the European Union.

ENFORCEMENT OF CIVIL LIABILITIES AGAINST THE EIB

The EIB is located in Luxembourg and the president of the EIB and the members of its board of directors, board of governors and management committee, as well as the experts referred to in this prospectus, are in most or all cases non-residents of the United States, and all or a substantial portion of the assets of the EIB and of such other persons may be located outside the United States.  As a result, it may be difficult or impossible for investors to obtain jurisdiction over those persons in proceedings brought in courts in the United States, or to realize in the United States upon judgments of U.S. courts against such persons, including judgments predicated upon civil liabilities under U.S. securities laws.  There may be doubt as to the enforceability in courts outside the United States in original actions of liabilities predicated upon U.S. securities laws and as to the enforceability in such courts of judgments of U.S. courts, including judgments imposing liabilities predicated upon U.S. securities laws.  Such enforceability would also be subject to the Protocol on the Privileges and Immunities of the European Union.

AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

The Authorized Representative of the EIB in the United States is:

David O’Sullivan
Head of Delegation of the Delegation of the European Union to the United States
2175 K Street, N.W.
Washington, D.C. 20037-1831

The information set forth herein is stated on the authority of the President of the EIB, in his duly authorized official capacity as President.

EUROPEAN INVESTMENT BANK

By:	/s/ Werner Hoyer
Werner Hoyer
President

ISSUER

European Investment Bank
98-100, Boulevard Konrad Adenauer
L-2950 Luxembourg

LEGAL ADVISOR TO THE EUROPEAN INVESTMENT BANK

Cravath, Swaine & Moore LLP
CityPoint
One Ropemaker Street
London EC2Y 9HR

LEGAL ADVISOR TO THE UNDERWRITERS

Sullivan & Cromwell LLP
A Limited Liability Partnership
1 New Fetter Lane
London EC4A 1AN

FISCAL AGENT, REGISTRAR, TRANSFER AGENT AND PRINCIPAL PAYING AGENT

Citibank, N.A., London Branch
Citigroup Centre
25 Canada Square
Canary Wharf
London E14 5LB

LISTING AGENT

Banque Internationale à Luxembourg SA
69, route d’Esch
 L-2953 Luxembourg